================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            TITAN EXPLORATION, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                            TITAN EXPLORATION, INC.

                           500 WEST TEXAS, SUITE 500
                              MIDLAND, TEXAS 79701

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 28, 1998

To the Stockholders of
 TITAN EXPLORATION, INC.

     Notice is hereby given that the annual meeting of stockholders of Titan Exploration, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 28, 1998, at 10:00 a.m., local time, at the Midland Room, Tower Two, Fasken Center, 550 West Texas, Midland, Texas 79701 for the following purposes:

     1. To elect five directors to serve until the Annual Meeting of Stockholders in 1999;

     2. To approve the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1998; and

     3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     Only stockholders of record at the close of business on April 22, 1998 are entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

     You are cordially invited and urged to attend the meeting, but if you are unable to attend, please sign and date the enclosed proxy and return it promptly in the enclosed self-addressed stamped envelope. A prompt response will be appreciated. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   SUSAN D. ROWLAND
                                   Secretary

Midland, Texas
April 30, 1998

                            TITAN EXPLORATION, INC.
                           500 WEST TEXAS, SUITE 500
                              MIDLAND, TEXAS 79701

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 28, 1998

                            SOLICITATION OF PROXIES

SOLICITATION AND REVOCABILITY OF PROXIES

   This proxy statement is furnished to holders of Titan Exploration, Inc. ("Titan" or the "Company") common stock, $0.01 par value ("Common Stock"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders of Titan to be held on Thursday, May 28, 1998, at 10:00 a.m., local time, at the Midland Room, Fasken Center, 550 West Texas, Midland, Texas 79701, and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

   Shares represented by a proxy in the form enclosed, duly signed, dated and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given, but in the absence of directions to the contrary, such shares will be voted (i) for the election of the Board's nominees for directors, (ii) for the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1998 and (iii) in accordance with the best judgment of the persons voting on any other proposals that may come before the meeting. The Board of Directors knows of no other matters, other than those stated in the foregoing notice, to be presented for consideration at the meeting or any adjournment(s) thereof. If, however, any other matters properly come before the meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if it is deemed to be advisable, vote such proxy to adjourn the meeting from time to time.

   Any stockholder executing and returning a proxy has the power to revoke it at any time before it is voted by delivering to the Secretary of the Company, 500 West Texas, Suite 500, Midland Texas 79701, a written revocation thereof or by duly executing a proxy bearing a later date. Any stockholder attending the annual meeting of stockholders may revoke his proxy by notifying the Secretary at such meeting and voting in person if he desires to do so. Attendance at the annual meeting will not by itself revoke a proxy.

   The approximate date on which this proxy statement and the form of proxy are first sent to stockholders is April 30, 1998.

   The cost of soliciting proxies will be borne by the Company. Solicitation may be made, without additional compensation, by directors, officers and regular employees of the Company in person or by mail, telephone or telegram. The Company may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock held of record by such persons, and Titan will reimburse the forwarding expense. All costs of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company.

SHARES OUTSTANDING AND VOTING RIGHTS

   The close of business on April 22, 1998 is the record date for determination of stockholders entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The only voting security of the Company outstanding is the Common Stock, each share of which entitles the holder thereof to one vote. At the record date for the meeting, there were outstanding and entitled to be voted 39,274,675 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The table below sets forth information concerning (i) the only persons known by the Company, based upon statements filed by such persons pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially in excess of 5% of the Common Stock as of April 22, 1998 and (ii) the shares of Common Stock beneficially owned, as of April 22, 1998, by each director of the Company, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all executive officers and directors of the Company as a group. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

                                                                 SHARES BENEFICIALLY
                                                                        OWNED
                                                                 --------------------
NAME OF BENEFICIAL OWNER                                           NUMBER    PERCENT
------------------------                                         ----------  --------

Directors and Named Executive Officers (1):
  Jack D. Hightower (2)........................................   4,421,782    10.83%
  George G. Staley (3).........................................   1,114,611     2.77%
  William K. White (4).........................................      24,250        *
  Rodney L. Woodard (5)........................................     243,121        *
  Dan P. Colwell (6)...........................................     239,232        *
  David R. Albin (7) (8).......................................     148,906        *
  Kenneth A. Hersh (7) (9).....................................      98,258        *
  William J. Vaughn, Jr. (10)..................................     345,041        *
Executive Officers and Directors as a Group (11 persons) (11)..   7,052,225    16.61%
Holders of 5% or More Not Named Above
  Natural Gas Partners II, L.P. (12)...........................   5,000,777    12.73%
     777 Main Street, Suite 2700
     Forth Worth, Texas 76102
  R. Gamble Baldwin (7) (13)...................................   6,190,541    15.76%
     1130 Park Avenue
     New York, New York 10128
  Natural Gas Partners, L.P. (14)..............................   6,159,366    15.68%
     777 Main Street, Suite 2700
     Fort Worth, Texas 76102
  Enron Corp. and Joint Energy Development Investment Limited
     Partnership (15)..........................................   3,423,194     8.72%
       1400 Smith Street
       Houston, Texas 77002
   Harris Associates L.P. and Harris Associates, Inc. (16).....   3,170,000     8.07%
       Two N. Lasalle Street, Suite 500
       Chicago, Illinois  60602
   Franklin Resources, Inc. (17)...............................   2,098,810     5.34%
       777 Mariners Island Boulevard
       San Mateo, California  94404

-------------------

*    Less than 1%.
(1) The business address of each director and executive officer of Titan is c/o Titan Exploration, Inc., 500 West Texas, Suite 500, Midland, Texas 79701.
(2) Includes (i) 2,667,588 shares held by Mr. Hightower, (ii) 199,524 shares held by Mr. Hightower's spouse and children and (iii) 1,554,670 shares subject to stock options that are exercisable within 60 days.
(3) Includes (i) 199,525 shares held by Mr. Staley and (ii) 915,086 shares subject to stock options that are exercisable within 60 days.
(4) Includes (i) 3,000 shares held by Mr. White and (ii) 21,250 shares subject to stock options that are exercisable within 60 days.

(5) Includes (i) 46,556 shares held by Mr. Woodard and (ii) 196,565 shares subject to stock options that are exercisable within 60 days.
(6) Includes (i) 46,556 shares held by Mr Colwell and (ii) 192,676 shares subject to stock options that are exercisable within 60 days.
(7) David R. Albin, R. Gamble Baldwin and Kenneth A. Hersh constitute three of the four managers of each of the general partners of NGP II and NGP - Louisiana Partners, L.P. ("NGP - Louisiana"). As such, Messrs. Albin, Baldwin and Hersh may be deemed to share voting and investment power with respect to the 5,000,777 and 357,486 shares of Common Stock beneficially owned by NGP II and NGP - Louisiana, respectively. Messrs. Albin, Baldwin and Hersh disclaim beneficial ownership of such shares, which are not included in the total number of shares reported for each above.
(8) Includes (i) 16,567 shares held by Mr. Albin and (ii) 132,339 shares held in trust for the benefit of Mr. Albin.
(9)  Includes 98,258 shares held by Mr. Hersh.
(10) Includes (i) 5,500 shares held by Mr. Vaughn, (ii) 299,287 shares held in trust for Mr. Vaughn and his spouse, and (iii) 40,254 shares held by affiliates of Mr. Vaughn.
(11) Includes 3,194,520 shares that officers and directors as a group have the right to acquire within 60 days through the exercise of options granted pursuant to the initial stock option plan and the 1996 incentive plan.
(12) Based upon information reported in a Schedule 13G dated February 12, 1997 filed by NGP II, G.F.W. Energy II, L.P. ("GFW II") and GFW II, L.L.C. with the Commission. GFW II, L.L.C., as the sole general partner of GFW II, and GFW II, as the sole general partner of NGP II, may each be deemed to be the beneficial owner of all of the 5,000,777 shares of Common Stock beneficially owned by NGP II.
(13) Based upon information reported in an Amendment to Schedule 13G dated February 13, 1998 filed by R. Gamble Baldwin with the Commission. Mr. Baldwin has sole voting and investment power with respect to 31,175 shares of Common Stock he beneficially owns. In addition, Mr. Baldwin may, as the sole general partner of G.F.W. Energy, L.P., the sole general partner of NGP, be deemed to be the beneficial owner of all 6,159,366 shares of Common Stock beneficially owned by NGP.
(14) Based upon information reported in an Amendment to Schedule 13G dated February 13, 1998 filed by NGP and G.F.W. Energy, L.P. with the Commission. G.F.W. Energy, L.P., as the sole general partner of NGP, may be deemed to be the beneficial owner of all of the 6,159,366 shares of Common Stock beneficially owned by NGP.
(15) Based upon information reported in a Schedule 13G dated January 20, 1997 filed by Enron Corp. and Joint Energy Development Investments Limited Partnership ("JEDI") with the Commission. The general partner of JEDI is Enron Capital Management Limited Partnership, whose general partner is Enron Capital Corp., an indirect wholly-owned subsidiary of Enron Corp.
(16) Based upon information reported in an Amendment to Schedule 13G dated February 10, 1998 filed by Harris Associates L.P. and Harris Associates, Inc. with the Commission. Harris Associates, Inc., as the sole general partner of Harris Associates L.P., may be deemed to be the beneficial owner of all of the shares of Common Stock owned by Harris Associates L.P.
     Harris Associates L.P. serves as investment adviser to Harris Associates Investment Trust. The Oakmark Small Cap Fund, a series of Harris Associates Investment Trust, owns 2,525,000 shares of the Common Stock owned by Harris Associates L.P. and Harris Associates, Inc.
(17) Based upon information reported in a Form 13G dated February 13, 1998 filed by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisors, Inc. with the Commission.


                       PROPOSAL 1.  ELECTION OF DIRECTORS

     The business and affairs of the Company are managed by and under the direction of the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies.

     The Company's Board of Directors formed standing compensation and audit committees on October 1, 1996 and March 20, 1997, each of which are composed of David R. Albin, Kenneth A. Hersh and William J. Vaughn, Jr. Although the Compensation Committee was formed to address all compensation issues, during 1997, the Company's Board of Directors reviewed and approved all matters relating to compensation of executive officers, employee benefit plans and the administration of the Company's stock option programs.

     The Audit Committee's primary responsibilities is to (i) recommend the Company's independent auditors to the Board of Directors, (ii) review with the Company's auditors the plan and scope of the auditor's annual audit, the results thereof and the auditors' fees, (iii) review the Company's financial statements and (iv) take such other action as they deem appropriate as to the accuracy and completeness of financial records of the Company and financial information gathering, reporting policies and procedures of the Company.

     All duly submitted and unrevoked proxies will be voted for the nominees for directors selected by the Board of Directors, except where authorization so to vote is withheld. If any nominee(s) should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for another person(s) designated by the Board.
The five nominees of the Board of Directors of the Company are named below.
Each of the nominees has consented to serve as a director if elected. Set forth below is certain information with respect to the nominees, including information as to each nominee's age as of April 30, 1997, position with the Company, business experience during the past five years and directorships of publicly held companies.

     JACK D. HIGHTOWER, age 49, has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since he founded the Company in March 1995. Prior to forming the Company, from 1986 to January 1996, Mr. Hightower served as Chairman of the Board and Chief Executive Officer of United Oil Services, Inc., an oil field service Company serving customers in the Permian Basin. From 1978 to 1995, Mr. Hightower served as Chairman of the Board and President of Amber Energy, Inc., a Company formed to identify oil and gas exploration prospects. From 1991 to 1994, Mr. Hightower served as Chairman of the Board, Chief Executive Officer and President of Enertex, Inc., which served as the operator of record for several oil and gas properties involving Mr. Hightower and other nonoperators, including Selma International Investment Limited. Since 1990, Mr. Hightower has served on the Board of Directors of Texas Commerce Bank, N.A., Midland.

     GEORGE G. STALEY, age 63, has served as Executive Vice President, Exploration and Director of the Company since its formation. From 1975 until 1995, Mr. Staley served as President and Chief Executive Officer of Staley Gas Co., Inc. and Staley Operating Co., which are oil and gas exploration and operating companies.

     DAVID R. ALBIN, age 38, has served as a director of the Company since its formation. Since 1988, Mr. Albin has been a manager of the NGP investment funds, which were organized to make direct equity investments in the North American oil and gas industry. He is currently responsible for co-managing NGP's overall investment portfolio. Mr. Albin serves as a director of Petroglyph Energy, Inc.

     KENNETH A. HERSH, age 35, has served as a director of the Company since its formation. Since 1989, Mr. Hersh has been a manager of the NGP investment funds, which were organized to make direct equity investments in the North American oil and gas industry. He is currently responsible for co-managing NGP's overall investment portfolio. Mr. Hersh serves as a director of Pioneer Natural Resources Company, HS Resources, Inc. and Petroglyph Energy, Inc.

     WILLIAM J. VAUGHN, JR., age 77, has served as director of the Company since March 1997. Since 1975, Mr. Vaughn has served as Chairman of the Board and President of WJV, Inc. and DMV, Inc., which are oil and gas exploration companies. From 1986 to 1996, Mr. Vaughn served as Vice President of United Oil Services, Inc., an oil field service Company. From 1975 to 1995, Mr. Vaughn was an independent geologist in association with Mr. Hightower.

COMPENSATION OF DIRECTORS

     Fees and Expenses. In 1997, each director who is not an employee of the Company received a fee of $15,000 for serving as a director. The Company also reimburses directors for travel, lodging and related expenses they may incur in attending Board and committee meetings.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the 1934 Act requires directors and officers of the Company, and persons who own more than 10 percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were met, except that William J. Vaughn and John L. Benfatti were each not timely in the filing of one monthly report of one transaction.


COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company (collectively, the "named executive officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE


                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                  ANNUAL COMPENSATION                   AWARDS
                                    ------------------------------------------------  ------------
                                                                                        SHARES
             NAME AND                                                OTHER ANNUAL      UNDERLYING     ALL OTHER
         PRINCIPAL POSITION          YEAR    SALARY       BONUS     COMPENSATION (1)   Options (#)   COMPENSATION
----------------------------------  ----  -----------  ---------   -----------------  ------------  ------------
Jack Hightower....................  1997  $  153,333    $48,000    $        --                --    $ 12,577 (2)
   President and Chief Executive    1996     109,167     12,000             --            73,103      10,455
   Officer                          1995      75,000      1,000             --         1,682,491       6,201

George G. Staley..................  1997  $  153,333    $32,000    $        --                --    $ 15,227 (3)
   Executive Vice President,        1996     109,167     12,000             --            56,858      15,139
   Exploration                      1995      75,000      1,000             --           975,313      10,423

William K. White (4).............   1997  $  129,375    $27,000    $        --                --    $ 10,560 (5)
   Vice President, Finance and      1996      35,846 (6)    500 (6)         --            85,000         943
   Chief Operating Officer

Rodney L. Woodard................   1997  $  129,375    $27,000    $    13,431 (7)            --    $ 10,485 (8)
   Vice President, Engineering      1996      97,875     10,800         13,431            24,367       9,442
                                    1995      67,500      1,000             --           196,313       5,596

Dan P. Colwell...................   1997  $  129,375    $27,000    $        --                --    $ 11,440 (9)
   Vice President, Land             1996      79,425      8,640             --            20,306       9,600
                                    1995      54,000      1,000             --           196,313       5,869

----------------

(1) Other Annual Compensation does not include perquisites and other personal benefits if the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10% of individual combined salary and bonus for the named executive officer in each year.
(2) Consists of premiums paid by the Company under a nondiscriminatory group insurance program and contributions by the Company under its 401(k) Retirement Plan of $5,392 and $7,185, respectively, during 1997.
(3) Consists of premiums paid by the Company under a nondiscriminatory group insurance program and contributions by the Company under its 401(k) Retirement Plan of $8,042 and $7,185, respectively, during 1997.
(4) Mr. White was elected Vice President, Finance and Chief Financial Officer of the Company on September 30, 1996.
(5) Consists of premiums paid by the Company under a nondiscriminatory group insurance program and contributions by the Company under its 401(k) Retirement Plan of $5,510 and $5,050, respectively, during 1997.
(6)  Represents amounts earned in 1996 that were paid in 1997.
(7) Consists of lease payments made by the Company for an automobile used by Mr. Woodard in connection with his position with the Company.
(8) Consists of premiums paid by the Company under a nondiscriminatory group insurance program and contributions by the Company under its 401(k) Retirement Plan of $4,942 and $5,543, respectively, during 1997.
(9) Consists of premiums paid by the Company under a nondiscriminatory group insurance program and contributions by the Company under its 401(k) Retirement Plan of $5,378 and $6,062, respectively, during 1997.

     Option Grants

     No stock options were granted to the named executive officers in 1997.

     Option Exercises and Year-End Option Values

     The following table provides information about the number of shares issued upon option exercises by the named executive officers during 1997, and the value realized by the named executive officers. The table also provides information about the number and value of options that were held by the named executive officers at December 31, 1997.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISE        IN-THE-MONEY OPTIONS
                      SHARES                         OPTIONS AT FY-END (#)           AT FY-END ($)
                     ACQUIRED ON      VALUE      --------------------------  ---------------------------------
       NAME          EXERCISE (#)  REALIZED ($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE      UNEXERCISABLE
-------------------  ------------  ------------  -----------  -------------  -----------  --------------------
                                                                                  (DOLLARS IN THOUSANDS)
Jack Hightower.....      --            --            967,098        788,496        7,176                 5,851
George G. Staley...      --            --            569,137        463,034        4,223                 3,436
William K. White...      --            --             21,250         63,750           --                    --
Rodney L. Woodard..      --            --            122,165         98,515          899                   731
Dan P. Colwell.....      --            --            119,774         96,845          889                   719


REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION POLICY

To the Stockholders
of Titan Exploration, Inc.:

     As members of the Board of Directors, it is our responsibility to review and set the compensation levels of the Company's Chief Executive Officer ("CEO") and other executives, evaluate the performance of management and consider management succession and related matters. In addition, we administer the annual and long-term incentive compensation plans of the Company.

     The Board of Directors considers information with respect to the reasonableness of compensation paid to senior officers of the Company, as well as all employees of the Company and its subsidiaries in managerial positions. The Board of Directors also takes into account how compensation compares to compensation paid by competitors in the Company's industry as well as the performance of the Company.

COMPENSATION POLICIES AND PROGRAMS

     The Company's executive compensation policy is designed to attract, motivate, reward and retain the key executive talent necessary to achieve the Company's business objectives and contribute to the long-term success of the Company. In order to meet these goals, the Company's compensation policy for its executive officers focuses primarily on determining appropriate salary levels and providing long-term stock-based incentives. To a lesser extent, the Company's compensation policy also contemplates performance-based cash bonuses. The Company's compensation principles for the Chief Executive Officer are identical to those of the Company's other executive officers. The executive compensation program for 1997 consisted of two elements: base salary and annual incentive bonus.

     Base Salary. Base salary for executive officers is determined principally by competitive factors and the marketplace. In determining its recommendations for adjustments to officers' base salaries for fiscal 1997, the Company focused primarily on the scope of each officer's responsibilities, each officer's contributions to the Company's success in moving toward its long-term goals during the fiscal year, the completion of the Company's acquisitions of Offshore Energy Development Corporation, Carrollton Resources, L.L.C. and properties from Pioneer Natural Resources

Company, the Company's assessment of the quality of services rendered by the officer, comparison with compensation for officers of comparable companies and an appraisal of the Company's financial position.

     Annual Incentive Bonus. The compensation policy of the Company is that a part of the annual compensation of each officer be related to and contingent upon the performance of the Company, as well as the individual contribution of each officer. In addition, the Board of Directors has reviewed compensation information for executives of companies comparable to the Company in an effort to ensure that the Company's bonuses are competitive.

     Equity Compensation. The grant of stock options to executive officers constitutes an important element of long-term compensation for the executive officers. The grant of stock options increases management's equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's stockholders. The Board believes that stock options in the Company provide a direct link between executive compensation and stockholder value. By attaching vesting requirements, stock options also create an incentive for executive officers to remain with the Company for the long term.

CHIEF EXECUTIVE OFFICER COMPENSATION

     As indicated above, the factors and criteria upon which the compensation of Jack D. Hightower, the Chief Executive Officer, is based are identical to the criteria used in evaluating the compensation packages of the other executive officers of the Company. The Chief Executive Officer's individual contributions to the Company included his leadership role in establishing and retaining a strong management team, developing and implementing the Company's business plans and attracting investment capital to the Company. In addition, the Company reviewed compensation levels of chief executive officers at comparable companies in the Company's industry. In December 1997, the Committee approved an increase in salary for the CEO to $240,000 per year, based upon competitive and financial factors.

SUMMARY

     The members of the Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests. As performance goals are met or exceeded, resulting in increased value to stockholders, executive officers are to be rewarded commensurately. The members of the Committee believe that compensation levels during 1997 adequately reflect the compensation goals and policies of the Company.

March 17, 1998                      BOARD OF DIRECTORS

                                    Jack D. Hightower, Chairman
                                    George G. Staley
                                    David R. Albin
                                    Kenneth A. Hersh
                                    William J. Vaughn, Jr.

SECTION 162(m) OF THE INTERNAL REVENUE CODE.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a Company's chief executive officer and each of its other four most highly compensated executive officers. All options granted under the Company's Long-term Incentive Plan in 1996 will qualify for an exemption from the application of Section 162(m) of the Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options.

EMPLOYMENT AGREEMENTS

     The Company and Jack Hightower are parties to an Employment Agreement (the "Employment Agreement") that provides for the employment of Mr. Hightower as President, Chief Executive Officer and Chairman of the Board of the Company for a two year period. The agreement provides for an annual salary of $240,000, subject to any increases that may be approved by the Compensation Committee of the Board of Directors from time to time during the term of the Employment Agreement. Under the Employment Agreement, Mr. Hightower shall be entitled to participate in any employee benefit programs which the Company provides to its executive officers. As of the date hereof, the employee benefit programs offered by the Company to its officers and employees include group insurance coverage, participation in the Company's 401(k) Retirement Plan and the 1996 Incentive Plan. Under the Employment Agreement, Mr. Hightower will be entitled to receive up to one year's base salary if his employment is terminated other than for cause prior to the expiration of his employment term. The agreement also provides that Mr. Hightower will not compete with the Company for a certain period of time following any termination of his employment for any reason.

     Each of the other executive officers of the Company is a party to a confidentiality and noncompete agreement with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     David R. Albin and Kenneth A Hersh, directors of the Company, serve as members of the compensation committee of the Company's Board of Directors. Messrs. Albin and Hersh own limited partnership interests in the general partner of NGP, which, as of December 31, 1997, owned 6,159,366 shares (15.68%) of Common Stock, which includes 1,391,959 shares received upon conversion of 2,209,460 shares of common stock of OEDC pursuant to the OEDC Acquisition. R. Gamble Baldwin is the general partner of the general partner of NGP. Messrs. Albin, Baldwin and Hersh are three of the four managing members of the general partner of NGP II and also own limited partnership interests in NGP II's general partner. As of December 31, 1997, NGP II owned 5,000,777 shares (12.73%) of Common Stock. In addition to the shares of the Common Stock owned by NGP, Mr. Baldwin directly owns 31,175 shares of Common Stock, which includes 22,075 shares received upon conversion of 35,041 shares of common stock of OEDC pursuant to the OEDC Acquisition. Messrs. Albin and Hersh, who disclaim beneficial ownership of the Common Stock owned by NGP II, beneficially own 148,906 shares and 98,258 shares, respectively, of Common Stock, which includes 33,134 shares and 30,877 shares, respectively, received upon conversion of 52,596 shares and 49,012 shares, respectively, of common stock of OEDC pursuant to the OEDC Acquisition. Although OEDC informed Mr. Albin from time to time on a limited basis of the general status of negotiations with the Company and, likewise, the Company informed Mr. Hersh of the general status of negotiations with OEDC, none of these individuals participated in such negotiations or the deliberations of the board of either Company in reviewing and approving the OEDC Acquisition.

     On November 7, 1997, the Company and Pioneer Natural Resources USA, Inc., a wholly-owned subsidiary of Pioneer, entered into an agreement by which the Company acquired on December 16, 1997 certain producing properties from Pioneer. The properties, 87% of which are operated, are located in 46 fields in the Permian Basin of West Texas and Southeastern New Mexico and produced, as of September 30, 1997, approximately 2,500 BOEs per day. Of the reserves, 81% are oil. The Company paid $54.4 million, subject to adjustments. The Company funded the acquisition with its existing credit facilities. The Company was one of several companies submitting bids for the properties. As of December 31, 1997, NGP II owned an approximate 6.0% limited partnership interest in DNR-MESA Holdings, L.P., a Texas limited partnership that owned approximately 11% of the outstanding common stock of Pioneer as of December 31, 1997. Natural Gas Partners III, L.P., a fund that is under common management with NGP II and in which Messrs. Albin, Baldwin and Hersh own indirect partnerships interests, also owned an approximate 8% limited partnership interest in DNR as of December 31, 1997. Mr. Hersh, a director of the Company, is also a director of Pioneer and currently owns 8,480 shares of the common stock of Pioneer. Mr. Hersh did not participate in any of the negotiations of the terms of the acquisition agreement between the Company and Pioneer or in any of the deliberations of the Boards of either the Company or Pioneer concerning the acquisition.

     The Company issued approximately 900,000 shares of Common Stock in connection with the Carrollton Acquisition. NGP-Louisiana Partners, L.P. ("NGP-Louisiana") owned 39.7207% of Carrollton's outstanding membership units. NGP is the sole limited partner of NGP-Louisiana, owning a 95.07% limited partnership interest. A corporation serves as the general partner and owned the remaining 4.93% of NGP-Louisiana. Messrs. Albin, Baldwin and Hersh collectively own a majority of the common stock of the corporate general partner and disclaim beneficial ownership of the shares owned by NGP - Louisiana. These individuals were only informed from time to time on a limited basis of the general status of negotiations between the Company and Carrollton and did not participate in negotiation of the terms of the acquisition agreement or in the deliberations concerning the agreement of the Company Board or the Carrollton management committee.

     In consideration of NGP's agreement to terminate its rights under (i) the Registration Rights Agreement among OEDC, NGP and certain other stockholders of OEDC and (ii) the Registration Rights Agreement among Carrollton, NGP and certain other stockholders, the Company has agreed with NGP to use its best efforts to prepare, file and have declared effective within 180 days of consummation of the OEDC Acquisition a shelf registration statement registering for resale the 1,391,959 shares of Common Stock received by NGP in the Merger and 357,486 shares of Common Stock received by NGP in the Carrollton Acquisition. One half of these shares will remain subject to lock-up agreements with the Company until one year after consummation of the OEDC Acquisition. The Company has also agreed to include in the same shelf registration an aggregate of 86,088 shares of Common Stock that Messrs. Albin, Baldwin and Hersh received in the OEDC Acquisition.

     The Company is party to the Amended and Restated Registration Rights Agreement with NGP, NGP II, Jack Hightower, Joint Energy Development Investments Limited Partnership, First Union Corporation and Selma International Investment Limited (the "Shareholder Parties"). Pursuant to the Amended and Restated Registration Rights Agreement, on three separate occasions, commencing on the 180th day following the date of the Company's initial public offering under the securities laws, Shareholder Parties owning at least 35% of the outstanding shares then subject to such agreement may require the Company to register shares held by them under applicable securities laws, provided that the shares to be registered have an estimated aggregate offering price to the public of at least $3,000,000. The Amended and Restated Registration Rights Agreement also provides that the Shareholder Parties have piggyback registration rights pursuant to which such persons may include shares of the Company Common Stock held by them in certain registrations initiated by the Company or by any other holder of the Company's Common Stock. The piggyback rights are subject to customary cutback provisions.

CERTAIN TRANSACTIONS

     David R. Albin and Kenneth A Hersh, directors of the Company, serve as members of the compensation committee of the Company's Board of Directors. Messrs. Albin and Hersh own limited partnership interests in the general partner of NGP, which, as of December 31, 1997, owned 6,159,366 shares (15.68%) of the outstanding Common Stock, which includes 1,391,959 shares received upon conversion of 2,209,460 shares of common stock of OEDC pursuant to the OEDC Acquisition. R. Gamble Baldwin is the general partner of the general partner of NGP. Messrs. Albin, Baldwin and Hersh are three of the four managing members of the general partner of NGP II and also own limited partnership interests in NGP II's general partner. As of December 31, 1997, NGP II owned 5,000,777 shares (12.73%) of the outstanding Common Stock. In addition to the shares of Common Stock owned by NGP, Mr. Baldwin directly owns 31,175 shares of Common Stock, which includes 22,075 shares received upon conversion of 35,041 shares of common stock of OEDC pursuant to the OEDC Acquisition. Messrs. Albin and Hersh, who disclaim beneficial ownership of Common Stock owned by NGP II, beneficially own 148,906 shares and 98,258 shares, respectively, of Common Stock, which includes 33,134 shares and 30,877 shares, respectively, received upon conversion of 52,596 shares and 49,012 shares, respectively, of common stock of OEDC pursuant to the OEDC Acquisition. Although OEDC informed Mr. Albin from time to time on a limited basis of the general status of negotiations with the Company and, likewise, the Company informed Mr. Hersh of the general status of negotiations with OEDC, none of these individuals participated in such negotiations or the deliberations of the board of either Company in reviewing and approving the OEDC Acquisition.

     On November 7, 1997, the Company and Pioneer Natural Resources USA, Inc., a wholly-owned subsidiary of Pioneer, entered into an agreement by which the Company acquired on December 16, 1997 certain producing properties from Pioneer. The properties, 87% of which are operated, are located in 46 fields in the Permian Basin of West Texas and Southeastern New Mexico and produced, as of September 30, 1997, approximately 2,500 BOEs per day. Of the reserves, 81% are oil. The Company paid $54.4 million, subject to adjustments. The Company funded the acquisition with its existing credit facilities. The Company was one of several companies submitting bids for the properties. As of December 31, 1997, NGP II owned an approximate 6.0% limited partnership interest in DNR-MESA Holdings, L.P., a Texas limited partnership that owned approximately 11% of the outstanding common stock of Pioneer as of December 31, 1997. Natural Gas Partners III, L.P., a fund that is under common management with NGP II and in which Messrs. Albin, Baldwin and Hersh own indirect partnerships interests, also owned an approximate 8% limited partnership interest in DNR as of December 31, 1997. Mr. Hersh, a director of the Company, is also a director of Pioneer and currently owns 8,480 shares of the common stock of Pioneer. Mr. Hersh did not participate in any of the negotiations of the terms of the acquisition agreement between the Company and Pioneer or in any of the deliberations of the Boards of either the Company or Pioneer concerning the acquisition.

     The Company issued approximately 900,000 shares of Common Stock in connection with the Carrollton Acquisition. NGP-Louisiana owned 39.7207% of Carrollton's outstanding membership units. NGP is the sole limited partner of NGP-Louisiana, owning a 95.07% limited partnership interest. A corporation serves as the general partner and owned the remaining 4.93% of NGP-Louisiana. Messrs. Albin, Baldwin and Hersh collectively own a majority of the common stock of the corporate general partner and disclaim beneficial ownership of the shares owned by NGP-Louisiana. These individuals were only informed from time to time on a limited basis of the general status of negotiations between the Company and Carrollton and did not participate in negotiation of the terms of the acquisition agreement or in the deliberations concerning the agreement of the Company's Board of Directors or the Carrollton management committee.

     In consideration of NGP's agreement to terminate its rights under (i) the Registration Rights Agreement among OEDC, NGP and certain other stockholders of OEDC and (ii) the Registration Rights Agreement among Carrollton, NGP and certain other stockholders, the Company has agreed with NGP to use its best efforts to prepare, file and have declared effective within 180 days of consummation of the OEDC Acquisition a shelf registration statement registering for resale the 1,391,959 shares of Common Stock received by NGP in the Merger and 357,486 shares of Common Stock received by NGP-Louisiana in the Carrollton Acquisition. One half of these shares will remain subject to lock-up agreements with the Company until one year after consummation of the OEDC Acquisition. The Company has also agreed to include in the same shelf registration an aggregate of 86,088 shares of Common Stock that Messrs. Albin, Baldwin and Hersh received in the OEDC Acquisition.

     The Company is party to the Amended and Restated Registration Rights Agreement with the Shareholder Parties. Pursuant to the Amended and Restated Registration Rights Agreement, on three separate occasions, commencing on the 180th day following the date off the Company's initial public offering under the securities laws, Shareholder Parties owning at least 35% of the outstanding shares then subject to such agreement may require the Company to register shares held by them under applicable securities laws, provided that the shares to be registered have an estimated aggregate offering price to the public of at least $3,000,000. The Amended and Restated Registration Rights Agreement also provides that the Shareholder Parties have piggyback registration rights pursuant to which such persons may include shares of Common Stock held by them in certain registrations initiated by the Company or by any other holder of Common Stock. The piggyback rights are subject to customary cutback provisions.

     The Company has entered into an administrative services contract with Staley Operating Co. ("Staley Operating"), an affiliate of Mr. Staley. Pursuant to the agreement, the Company provided certain administrative, accounting and other office and technical services on behalf of Staley Operating, in its capacity as the operator of certain producing oil and gas properties, in return for which the Company received the amounts charged by Staley Operating for providing such services under the applicable operating agreements for such properties. The total amount of payments received by the Company under such agreement was approximately $9,700 for the year ended December 31, 1997.

     Messrs. Hightower, Staley and Vaughn and certain of their affiliates have common ownership interests in wells operated by the Company and, in accordance with a standard industry operating agreement, Messrs. Hightower, Staley and Vaughn and certain of their affiliates make payments to the Company of leasehold costs and lease operating and supervision charges. These payments aggregated approximately $88,000 for the year ended December 31, 1997. Revenue received in connection with these wells was approximately $16,000 for the year ended December 31, 1997. The fees charged by the Company to Messrs. Hightower, Staley and Vaughn are the same as those charged to unaffiliated third parties that are also party to the operating agreement.

     From time to time, the Company enters into certain hedging arrangements with Enron Capital & Trade Resources Corp. ("ECTRC"), an affiliate of JEDI. Pursuant to the terms of such arrangements relating to natural gas hedges, during the year ended December 31, 1997, the Company received approximately $551,000 from ECTRC.

     For the year ended December 31, 1997, sales to Enron Corp. (an affiliate of JEDI), its subsidiaries and affiliates were approximately 36%, of the Company's oil and gas revenues.

    The Company's offices are in Fasken Center located at 500 West Texas, Suite 500, in Midland, Texas and are leased from Fasken Center Ltd., an affiliate of Mr. Hightower. The lease is a noncancellable operating lease that terminates on March 15, 2002 and requires monthly rent payments of approximately $31,000, subject to increase as the Company assumes additional space.

PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total stockholder returns for the Common Stock of the Company, the Standard & Poor's 500 Index and the composite peer group since December 17, 1996.

                       [PERFORMANCE GRAPH APPEARS HERE]

             COMPARISON OF CUMULATIVE STOCKHOLDER TOTAL RETURN (1) AMONG THE COMPANY, S&P 500 INDEX AND COMPOSITE PEER GROUP

                  December 17, 1996  December 31, 1996  December 31, 1997
                  -----------------  -----------------  -----------------
Titan............       100                109                 86
S&P 500 Index....       100                105                136
Peer Group (2)...       100                102                 81

--------------

(1) Total return assuming reinvestment of dividends. Assumes $100 invested on December 17, 1996 in Common Stock of Titan, the Standard & Poor's 500 Index and the composite peer group.
(2) The Company maintains as its peer group the companies that comprise the John S. Herold Midsize Exploration and Production Companies, of which the Company is a member. This composite peer group includes the following companies: Belco Oil & Gas Corp., Berry Petroleum Co., Chesapeake Energy Corp., Coho Energy Inc., Cross Timbers Oil Co., Forcenergy, Inc., Forest Oil Corp., Helmerich & Payne, Inc., Houston Exploration Co., KCS Energy, Inc., Kelley Oil & Gas Corp., Lomak Petroleum, Inc., Mitchell Energy & Development Corp., Newfield Exploration Co., Ocean Energy Inc., Patina Oil & Gas Corp., Plains Resources, Inc., Pogo Producing Co., Titan Exploration, Inc., Tom Brown, Inc., United Meridian Corp. and Wiser Oil Company.

           PROPOSAL 2.  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed, and recommends the approval of the appointment of, KPMG Peat Marwick LLP, who have been the Company's auditors since the Company's formation on September 30, 1996, as independent auditors for the year ending December 31, 1998. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

     Unless stockholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of KPMG Peat Marwick LLP as the Company's auditors for 1998. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for ratification.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP.

OTHER MATTERS

     The Board of Directors of the Company does not intend to present any other matters at the meeting and knows of no other matters which will be presented. However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

     It is contemplated that the 1999 annual meeting of stockholders of the Company will take place during the fourth week of May 1999. Stockholder proposals for inclusion in the Company's proxy materials for the 1999 annual meeting of stockholders must be received at the Company's principal executive office in Midland, Texas, addressed to the Secretary of the Company, not less than 60 days prior to such meeting; provided that if the 1999 annual meeting of stockholders is changed by more than 30 days from the presently contemplated date, proposals must be so received a reasonable time in advance of the meeting.

FORM 10-K ANNUAL REPORT

      The Company will provide without charge to each person from whom a proxy is solicited by this proxy statement, upon the written request of any such person, a copy of the Company's annual report on Form 10-K, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Section 13(a)-1 under the 1934 Act for the Company's most recent fiscal year. Requests should be directed to the Vice President, Administration and Secretary, Titan Exploration, Inc., 500 West Texas, Suite 500, Midland, Texas 79701.

                                         By Order of the Board of Directors



                                         Susan D. Rowland, Secretary

April 30, 1998
Midland, Texas

                            TITAN EXPLORATION , INC.
                           500 WEST TEXAS, SUITE 500
                              MIDLAND, TEXAS 79701

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Jack D. Hightower and William K. White, and each of them, as the undersigned's attorneys and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as directed below, all the shares of common stock of TITAN EXPLORATION, INC. (the "Company") held of record by the undersigned on April 22, 1998, at the annual meeting of stockholders of the Company to be held on May 28, 1998, at 10:00 a.m., local time, at the Midland Room, Tower Two, Fasken Center, 550 West Texas, Midland, Texas 79701, and at any adjournment(s) thereof.

1. ELECTION OF DIRECTORS:

 [_] FOR all nominees listed above
                          [_] WITHHOLD AUTHORITY to vote
  (except as marked to the contrary below)
                            for all nominees listed above

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

 Jack D. Hightower  George G. Staley  David R. Albin  Kenneth A. Hersh  William
                                    J. Vaughn

2. PROPOSAL TO RATIFY APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998

                      [_] FOR   [_] AGAINST   [_] ABSTAIN

3. In their discretion, the proxies are authorized to vote with respect to any other matter which may properly come before the meeting or any adjournment(s) thereof.
                           (continued on other side)
  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR MANAGEMENT'S NOMINEES FOR ELECTION AS DIRECTORS AND FOR THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.
                                              Dated: ____________________, 1998
                                              ---------------------------------
                                              Signature
                                              ---------------------------------
                                              Signature

                                              Please sign exactly as name ap-
                                              pears hereon. When shares are
                                              held by joint tenants, both
                                              should sign. When signing as at-
                                              torney, executor, administrator,
                                              trustee or guardian, please give
                                              full title as such. If a corpo-
                                              ration, please sign in full cor-
                                              porate name by President or
                                              other authorized officer. If a
                                              partnership, please sign in
                                              partnership name by authorized
                                              person.

   SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.